UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 5, 2013 (May 30, 2013)

WesBanco, Inc.
 (Exact name of registrant as specified in its charter)

West Virginia	000-08467	55-0571723
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1 Bank Plaza, Wheeling, WV	26003
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code       (304) 234-9000

Former name or former address, if changed since last report  Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Change in Control Agreement

On May 30, 2013, WesBanco, Inc. (“WesBanco”) and WesBanco Bank, Inc. (the “Bank”), entered into a change in control agreement with Jonathan D. Dargusch, Executive Vice President Wealth Management.  The agreement is for a term of three years, with automatic one year extensions.  The agreement sets forth certain terms and conditions upon the occurrence of a “change in control.”  Absent a “change in control,” the agreement does not require WesBanco or the Bank to retain the executive in its employ or to pay any specified level of compensation or benefits.
The agreement provides that if a change in control of WesBanco or the Bank which employs the employee occurs, WesBanco or the Bank will be obligated to either continue to employ the executive during the time period starting upon the occurrence of a change in control and ending two years thereafter (the “Term of Employment”) or provide severance as per the agreement.
            If, during the Term of Employment, the executive is discharged by WesBanco or the Bank without cause or resigns for good reason, then the executive shall receive a lump sum payment equal to two times (i) the highest rate of the executive’s annual base salary in effect prior to the date of termination, and (ii) the greater of the executive’s average annual bonus over the most recent two years ending prior to the date of termination, or the executive’s bonus established for the annual bonus plan year in which the date of termination occurs. If the executive is terminated during the Term of Employment for any reason other than cause, then for a period of 18 months from the date of termination, the executive and/or the executive’s family will continue to receive insurance and health care benefits as of the effective date of the change in control, subject to reduction to avoid duplication with benefits of a subsequent employer.  Under a superseding clause in the agreement, in the event of a termination or severance of the executive's employment subsequent to a change in control event, benefits under the agreement will supersede and replace the benefits under the executive’s employment contract, hereinafter described.
Generally, and subject to certain exceptions, a “change in control” is deemed to occur if (a) final regulatory approval is obtained for a party to acquire securities of WesBanco or the Bank representing 20% or more of the combined voting power of WesBanco or the Bank then outstanding securities; (b) during any two consecutive years, there is a significant change in WesBanco’s or the Bank’s Board of Directors not approved by the incumbent Board; or (c) final regulatory approval is obtained for a plan of complete liquidation or dissolution or sale of all or substantially all of WesBanco’s or the Bank’s assets or certain significant reorganizations, mergers and similar transactions involving WesBanco or the Bank.
If an excise tax under Section 4999 of the Internal Revenue Code applies to these payments, WesBanco will either pay the executive a reduced amount as a lump sum or over an extended period of years such that the net present value of such payments would not cause an excise tax to become due.
A copy of the change in control agreement entered into with Mr. Dargusch is attached hereto and filed as Exhibit 10.1.  The foregoing description of the change in control agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement.

(e) Amended and Restated Employment Agreement

On May 30, 2013, WesBanco and the Bank, entered into an amended and restated employment agreement with Mr. Dargusch, to amend the employment agreement dated March 3, 2011 by converting the original term from a fixed term of three years to a revolving three year term beginning on June 1, 2013 and to update the compensation payable thereunder at a salary not less than $226,352.80 per year plus any increases granted thereafter.
In the event that the Bank terminates the amended and restated employment agreement other than for cause, death, or by mutual agreement, Mr. Dargusch shall receive an amount equal to the greater of six months of base salary at his then current base rate, or the base salary that would have been received had he continued to be employed throughout the end of the then existing term of employment.  Generally, and subject to certain possible adjustments, if the agreement is terminated due to death, a death benefit will be paid equal to six months of base salary.
A copy of the amended and restated employment agreement entered into with Mr. Dargusch is attached hereto and filed as Exhibit 10.2.  The foregoing description of the amended and restated employment agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement.

Item 9.01 Financial Statements and Exhibits

d)	Exhibits:

10.1 – Change in Control Agreement by and between WesBanco, Inc., WesBanco Bank, Inc., and Jonathan D. Dargusch.
10.2 – Amended and Restated Employment Agreement by and between WesBanco, Inc., WesBanco Bank, Inc., and Jonathan D. Dargusch.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WesBanco, Inc.
(Registrant)

Date: June 5, 2013	/s/ Robert H. Young
Robert H. Young
Executive Vice President and
Chief Financial Officer